FILE NO. 333-72846
FILED UNDER RULE 424(b)(3)
PROSPECTUS SUPPLEMENT
To Prospectus dated November 28, 2001
UNIVERSAL DISPLAY CORPORATION

     This prospectus supplement supplements the prospectus dated November 28, 2001, relating to the resale of up to 2,737,620 shares of our common stock, par value $.01 per share, by certain of our shareholders. The Prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-72846).
     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.
     Since the date of the prospectus, Gerard Klauer Mattison & Co., Inc., a selling shareholder named in the “Selling Shareholders” table in the prospectus, has transferred warrants to purchase an aggregate of 186,114 shares of our common stock to its subsidiary, Midtown Holdings LLC (the “Transferee”), which was not named as a selling shareholder in the prospectus. The Transferee has requested that it be included as a selling shareholder in the prospectus. Accordingly, the “Selling Shareholders” table of the prospectus is supplemented by the information in the table below to include the Transferee with respect to the shares that were transferred to it, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

		Maximum	Beneficial Ownership
	Number of Shares	Number of	After Resale of Shares
Name of	Beneficially Owned	Shares Being	Number of
Selling Shareholder	Before Offering(1)	Offered	Shares	Percent
Midtown Holdings LLC	186,114	186,114	0	0

(1)	Consists of shares of common stock that may be acquired immediately upon exercise of warrants.
April 13, 2007